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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant |X|

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|_| Definitive Proxy Statement
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|_| Soliciting Material Pursuant to §240.14a-12

NDCHealth Corporation

(Name of Registrant as Specified In Its Charter)

MMI Investments, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 9, 2004

VIA FEDERAL EXPRESS

Mr. Neil Williams
Lead Director
c/o NDCHealth Corporation
NDC Plaza
Atlanta, Georgia 30329-2010

Dear Mr. Williams:

        We are encouraged that NDC reconsidered its earlier position and decided to carry our Stockholder Value Proposal in the Company’s Proxy Statement. We are enclosing for your information a copy of our preliminary proxy statement, without proxy card, filed with the SEC on September 3, 2004 in support of such proposal. We believe that NDC is not on the right course and it is imperative that NDC’s Board engage a leading investment bank to analyze, and provide a written report to the full Board on, all strategic alternatives available to the Company for maximization of stockholder value, including but not limited to acquisitions, divestitures, recapitalizations and sale to or merger with a third-party.

        We note that in the Company’s Proxy Statement, the Board reaffirms its commitment to maximizing stockholder value. We applaud this reaffirmation, and would like to meet with you, and any other independent directors of your choosing, to discuss this matter in further detail. We believe that a key aspect of the Lead Director’s role is to ensure that the stockholders’ voice is heard in the board room. As such, we think it is critical that you take the time to speak directly with us, as we approach this vital period in the Company’s evolution. Please contact me at 212-586-4333, to schedule a meeting. Of course, we would expect not to discuss any material nonpublic information regarding NDC.

        We look forward to hearing from you as soon as possible.

Very truly yours, MMI INVESTMENTS, L.P. By MCM Management, LLC, General Partner By: /s/ CLAY B. LIFFLANDER Clay B. Lifflander President

Encl.